Exhibit 99.1

BioLife Solutions Biopreservation Media Products Embedded in 175 Cellular Immunotherapy & Other Regenerative Medicine Clinical Trials

Proprietary, Clinical Grade HypoThermosol® and CryoStor® Extending Shelf Life and Improving Survival & Function of CAR-T Cells, Dendritic Cells, Etc.

BOTHELL, WA— January 5, 2015 — BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues  (“BioLife” or the “Company”), today provided an update on the adoption of its HypoThermosol and CryoStor biopreservation media products in a greatly increased number of customer clinical trials of novel cellular immunotherapies and other cell-based approaches for treating and possibly curing the leading causes of death and disorders throughout the world.

In January 2014, management estimated that BioLife products were incorporated into the storage, shipping, freezing, and/or clinical administration processes and protocols of 100 regenerative medicine clinical trials.  For the calendar year 2014, management estimates that an additional 75 regenerative medicine clinical trials using BioLife products were confirmed, bringing the total to 175.  Confirming and supporting information is sourced from customer requests to cross reference BioLife’s US FDA Master Files for CryoStor and HypoThermosol in clinical trial applications, other customer and distributor communications, and the www.clinicaltrials.gov website.

Within the cellular immunotherapy segment of the regenerative medicine market, BioLife’s products are embedded in the manufacturing, storage, and delivery processes of at least 75 clinical trials of chimeric antigen receptor T cells (CAR-T), T cell receptor (TCR), dendritic cell (DC), tumor infiltrating lymphocytes (TIL), and other T cell-based cellular therapeutics targeting solid tumors, hematologic malignancies, and other diseases and disorders. A large majority of the currently active private and publicly traded cellular immunotherapy companies are BioLife customers.

The Roots Analysis market research report titled Dendritic Cell and CAR-T Therapies, 2014 – 2024, published in November 2014, estimates that the cellular immunotherapies market could grow to $4 billion by 2024.  BioLife’s addressable share of this market is attributed to the demand for biopreservation media and controlled temperature shipping containers.  The combined market caps for the leading pure play publicly traded regenerative medicine companies, including developers of cellular immunotherapies, recently exceeded $11 billion, with several successful IPOs, follow on offerings, and strategic corporate investments.

The distribution of regenerative medicine clinical trials where BioLife’s biopreservation media are embedded, by phase of development, is provided in the table below.

Note: some customers incorporated BioLife products in a later phase of development: after pre-clinical work and earlier clinical trial phases were completed.

Mike Rice, BioLife President & CEO, remarked on the increased adoption of CryoStor and HypoThermosol in the cellular immunotherapy and broader regenerative medicine markets by stating, “2014 was a pivotal year for BioLife, with expanded product adoption by several very promising high profile and well-funded regenerative medicine companies.  Nearly half of the clinical trials sponsored by our customers using our biopreservation media products to store, freeze, ship, and administer cells to patients involve some type of T cell based immunotherapy.”

Biopreservation, the science of ensuring survival and function of cells, tissues, and organs once removed from the body, includes reducing the temperature of these biologics to reduce metabolic activity and the demand for oxygen and nutrients.  Hypothermic storage and frozen storage enable delivery of temperature sensitive biologics to patients throughout the world, with varying degrees of success, based on the preservation efficacy of the storage or freeze media, and functional performance of the shipping container employed.  BioLife’s clinical grade biopreservation media products are engineered for low temperature preservation of cells and tissues, and have been broadly adopted in numerous clinical applications based on a large body of performance evidence generated by customers, which supports extended stability (shelf life) and improved yield (survival and functional recovery) of a broad array of cells and tissues, as compared to the use of home brew and other non-optimized formulations.

Rice continued, “We are very well positioned to participate in the growth of the regenerative medicine market and the truly remarkable cellular immunotherapy segment of oncology care.  BioLife is a classic embedded technology story, with our biopreservation media products part of our customer processes, and also with our new biologistex cold chain management service, which can improve logistics and monitoring shipments of high-value manufactured cell products.  We’ve worked very hard to build this marquee customer base in what could emerge as one of the largest growth opportunities in the history of medical innovation and market development.”

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, new products, and third party projections regarding the future market for regenerative medicine and cold chain packaging and instrumentation services. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; reliance upon SAVSU for completing the development and manufacturing of biologistex CCM’s products; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

# # # #

Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com